Exhibit 99.1

August 27, 2014

Liberty Interactive Corporation Announces Completion of Liberty TripAdvisor Holdings Spin-Off

ENGLEWOOD, Colo.--Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) announced that it has completed the spin-off (the “Spin-Off”) of Liberty TripAdvisor Holdings, Inc. (“TripAdvisor Holdings”) (Nasdaq:  LTRPA, LTRPB) at 5:00 p.m., New York City time, today. As a result, Liberty and TripAdvisor Holdings are now separate publicly traded companies.  TripAdvisor Holdings will begin trading regular way on Thursday, August 28, 2014 on the Nasdaq Stock Market, under the symbols listed above.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Ventures Group. The businesses and assets attributed to the Liberty Interactive Group (Nasdaq: LINTA, LINTB) are primarily focused on digital commerce and consist  of Liberty Interactive Corporation's subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Evite, CommerceHub and its interest in HSN. The businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the Liberty Interactive Group and include its interest in Expedia, and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

About Liberty TripAdvisor Holdings

Liberty TripAdvisor Holdings’ businesses consist of its subsidiaries TripAdvisor and BuySeasons.   TripAdvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.  BuySeasons is a leading online retailer of costumes and party supplies.

CONTACT:
Courtnee Ulrich
720-875-5420